AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY WORLD MUTUAL FUNDS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         SECOND: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 2-605(a)(4) of the Maryland General Corporation Law, the Board of Directors of the Corporation has renamed the duly established and allocated series of the Corporation's stock as follows:

     New Series Name                          Prior Series Name
--------------------------------------------------------------------------------
American Century - Twentieth Century      Twentieth Century International Equity
         International Growth Fund

American Century - Twentieth Century      Twentieth Century International
         International Discovery Fund           Discovery Fund

American Century - Twentieth Century      Twentieth Century Emerging
         Emerging Markets Fund                  Markets Fund


The name changes shall be effective on January 1, 1997.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FIFTH: The Board of Directors of the Corporation duly adopted resolutions renaming the Series, as set forth in Article SECOND.

         IN WITNESS WHEREOF, AMERICAN CENTURY WORLD MUTUAL FUNDS, INC. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Executive Vice President and its corporate seal to be hereunto affixed and attested to by its Assistant Secretary on this 2nd day of December, 1996.

                                               AMERICAN CENTURY WORLD
ATTEST:                                        MUTUAL FUNDS, INC.


/s/ Patrick A. Looby                           By:     /s/ William M. Lyons
Name: Patrick A. Looby                         Name: William M. Lyons
Title:   Assistant Secretary                   Title:   Executive Vice President


         THE UNDERSIGNED Executive Vice President of AMERICAN CENTURY WORLD MUTUAL FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



Dated:  December 2, 1996              /s/ William M. Lyons
                                      William M. Lyons, Executive Vice President